                                                               Exhibit (a)(1)(A)

                                    [graphic]


     Offer to Purchase for Cash up to 2,000,000 Shares of its Common Stock
              at a Purchase Price Not in Excess of $12.50 Per Share
                         Nor Less than $11.00 Per Share

--------------------------------------------------------------------------------
  THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, JANUARY 18, 2002, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------


   Maritrans Inc., a Delaware corporation, invites its stockholders to tender up to 2,000,000 shares of its common stock for purchase by Maritrans at a price not in excess of $12.50 nor less than $11.00 per share net to the seller in cash, without interest, as specified by stockholders tendering their shares. Maritrans will determine a single price per share that it will pay for shares validly tendered, taking into account the number of shares tendered and the prices specified by tendering stockholders. All shares acquired in the offer will be acquired at the same price. Maritrans will select the lowest purchase price that will enable it to purchase 2,000,000 shares or, if a lesser number of shares are properly tendered, all shares properly tendered. Maritrans reserves the right, in its sole discretion, to purchase more than 2,000,000 shares pursuant to the offer. See Section 1.

   The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to certain other conditions. See Section 7.

   Our common stock is listed for trading on the New York Stock Exchange under the symbol "TUG." On December 13, 2001, the most recent practicable trading day on the New York Stock Exchange prior to the announcement of our offer, the closing per share sales price, as reported on the New York Stock Exchange, was $9.60. Stockholders are urged to obtain current market quotations for the shares. See Section 8.

   Our board of directors has approved this offer. However, none of Maritrans, our board of directors, the information agent or the dealer manager is making any recommendation to you as to whether you should tender your shares or as to what price or prices you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor. One of our directors and two of our executive officers who are not directors have advised us that they may exercise options that are set to expire in 2002 and upon such exercise, tender these shares in our offer at the purchase price that is selected by us for shares properly tendered in our offer. Any tender by such persons will be made by choosing "Shares Tendered at a Price Determined Pursuant to Our Offer" in the letter of transmittal. Their tender of shares is not intended to be a reflection of their views of Maritrans or Maritrans' long-term prospects. See Sections 2 and 9.

   To properly tender shares, you must validly complete the letter of transmittal, including the section relating to the price at which you are tendering shares. If you wish to maximize the chance that your shares will be purchased at the purchase price determined by Maritrans, you should check the box in the section on the letter of transmittal captioned "Shares Tendered at Price Determined Pursuant to Our Offer." You should understand that this election could result in your shares being purchased at the minimum price of $11.00 per share.

   Questions and requests for assistance may be directed to D.F. King & Co., Inc., the information agent or Merrill Lynch & Co., the dealer manager at the telephone numbers and addresses set forth on the back cover of this offer to purchase. You may request additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery from the information agent at its address and telephone numbers set forth on the back cover of this offer to purchase.

                                                       (continued on next page)

                      The Dealer Manager for the Offer is:
                              Merrill Lynch & Co.

December 17, 2001

(continued from previous page)

   If you wish to tender all or any part of the shares registered in your name, you should follow the instructions described in Section 3 carefully, including completing a letter of transmittal in accordance with the instructions and delivering it, along with your share certificates and any other required items, to American Stock Transfer & Trust Company, the depositary for our offer. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact the nominee if you desire to tender your shares and request that the nominee tender them for you. Any stockholder who desires to tender shares and whose certificates for the shares are not immediately available or cannot be delivered to the depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the depositary by the expiration of the offer must tender the shares pursuant to the guaranteed delivery procedure set forth in Section 3. Only shares properly tendered at prices at or below the purchase price selected by Maritrans and not properly withdrawn will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions described in this offer to purchase, all of the shares tendered at or below the purchase price will not be purchased if the offer is oversubscribed. Shares not purchased in the offer will be returned as promptly as practicable following the expiration of the offer. See Section 3.

   We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in this offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with this offer other than those contained in this offer to purchase or in the related letter of transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or authorization as having been authorized by Maritrans.

                                    SUMMARY

   We are providing this summary for your convenience. It highlights material information in this offer to purchase, but you should realize that it does not describe all of the details of our offer to the same extent that they are described in the body of this offer to purchase. We urge you to read the entire offer to purchase and the related letter of transmittal because they contain the full details of our offer. Where helpful, we have included references to the sections of this offer to purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

   o Our name is Maritrans Inc., a Delaware corporation. We are offering to purchase up to 2,000,000 shares of our outstanding common stock. See
     Section 1.

What is the purchase price?

   o We are conducting our offer through a procedure commonly called a modified "Dutch auction." This procedure allows you to choose a price within a price range at which you are willing to sell your shares.

   o The price range for our offer is $11.00 to $12.50 per share.

   o We will select the lowest price that will enable us to buy 2,000,000 shares. If a lesser number of shares is tendered, we will select the price that will enable us to buy all shares that were properly tendered.

   o All shares we purchase will be purchased at the same price, even if you have chosen a lower price, but we will not purchase any shares tendered at a price above the price we select in accordance with these procedures.

   o If you wish to maximize the chance that your shares will be purchased, you should check the box next to "Shares Tendered at a Price Determined Pursuant to Our Offer" in the section of the letter of transmittal called "Price at Which You Are Tendering." You should understand that this election could result in your shares being purchased at the minimum price of $11.00 per share. See Section 1.

How many shares will Maritrans purchase in all?

   o We will purchase up to 2,000,000 shares in our offer, or approximately 20% of our outstanding common stock. We also reserve the right to purchase additional shares up to 2% of our outstanding shares, subject to applicable legal requirements. See Section 1. Our offer is not conditioned on any minimum number of shares being tendered.

If I tender my shares, how many of my shares will Maritrans purchase?

   o All the shares that you tender in our offer may not be purchased even if they are tendered at or below the purchase price that we select. If more than 2,000,000 shares are tendered at or below the selected purchase price, we will purchase shares in the following order:

      o First, we may, at our option, purchase shares properly tendered at or below the selected purchase price from all holders of "odd-lots;"

         o the number of shares that constitutes an odd-lot will be determined by us after the expiration date;

         o we will choose a number of shares that, if all stockholders holding less than that number of shares tender their shares in our offer, would not reduce the number of our stockholders to the point that our common stock would be delisted from the New York Stock Exchange or subject to deregisteration under the Securities Exchange Act of 1934;

      o Second, after purchasing all shares from the odd-lot stockholders if we so elect, subject to the conditional tender provisions described in
        Section 6, we will then purchase shares from all other stockholders who properly tender shares at or below the selected purchase price, on a pro rata basis. We will announce this proration percentage, if it is necessary, after the expiration date.

   o Consequently, all of the shares that you tender in the offer may not be purchased even if they are tendered at or below the purchase price. We may also choose to purchase an additional 2% of the outstanding shares, subject to applicable legal rules. See Section 1.

What is the purpose of the offer?

   o Our board of directors believes our offer may provide certain benefits to us and our stockholders, including:

      o our offer provides stockholders who are considering a sale of their shares with the opportunity to determine the price or prices (not greater than $12.50 per share and not less than $11.00 per share) at which they wish to sell their shares and, if those shares are purchased in our offer, to sell those shares for cash without the usual transaction costs associated with open market sales,

      o our offer provides participating stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to their shares, and

      o our offer could provide a capital structure that makes possible improved returns on equity for continuing stockholders.

   o For a further discussion of the potential benefits and the potential risks and disadvantages of the offer, see Section 2.

What are the potential risks and disadvantages of our offer?

   o Our offer will reduce our "public float," that is the number of shares owned by outside stockholders and available for trading in the securities markets. This may result in lower stock prices or reduced liquidity in the trading market for our shares in the future. See Section 12.

What are the significant conditions to the offer?

   o Our offer is not conditioned on the stockholders tendering any minimum number of shares. However, our obligation to accept for payment, purchase or pay for any shares depends on a number of conditions, including:

      o following the date of the offer, that no person:

         o makes a tender offer for our shares;

         o to our knowledge acquires or proposes to acquire more than 5% of our shares; or

         o files a notification form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire Maritrans or any of our shares.

      o our determination that the completion of our offer and purchase of all of the tendered shares will not cause our common stock to be delisted from the New York Stock Exchange or be subject to deregisteration under the Securities Exchange Act of 1934.

      o any change or event occurs, is discovered, or is threatened to the business, condition (financial or otherwise), income, operations, or prospects of us and our subsidiaries, taken as a whole, or in ownership of our shares which in our sole judgment is or may be material to us.

   o Our offer is subject to a number of additional conditions that are described in greater detail in Section 7.

How long do I have to decide whether to tender my shares into the offer? Can Maritrans extend the offer past the initial expiration date?

   o You may tender your shares until our offer expires. Currently, our offer is scheduled to expire at 5:00 p.m., New York City time, on Friday, January 18, 2002. If your shares are held by a nominee or broker, they may have an earlier deadline for accepting the offer.

   o Yes, we can extend our offer past this scheduled expiration date in our sole discretion. If we choose to do so, you will be able to tender your shares until the end of the day selected as the new expiration date. See Sections 1 and 15.

Can Maritrans amend the terms of the offer?

   o We reserve the right in our sole discretion to amend the tender offer in any respect. See Section 15.

How do I find out if Maritrans amends the terms of the offer or extends the expiration date?

   o We will announce any amendment to the tender offer by making a public announcement of the amendment. We will announce any extension of the offer no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. In the event of an extension, termination or postponement of the tender offer, we will also give written or oral notice to the depositary. See
     Section 15.

How do I tender my shares?

   o To tender your shares, you must complete one of the actions described under "Important Procedures" on page 6 of this offer to purchase before our offer expires.

   o You may contact the information agent, the dealer manager or your broker for assistance. The contact information for the information agent and the dealer manager is on the back cover of this offer to purchase.

   o For a more detailed explanation of the tendering procedures, see Section
     3.

Can I tender shares in the offer subject to the condition that a specified minimum number of my shares must be purchased in the offer?

   o Yes, you may tender your shares subject to this condition by following the procedures set forth in Section 6.

How and when will I be paid?

   o If your shares are purchased in our offer, you will be paid the purchase price, net in cash, without interest, promptly after the expiration date of our offer and the acceptance of the shares for payment. There may be tax consequences to receiving this payment. See Sections 3 and 14.

   o We will pay for the shares accepted for payment by depositing the aggregate purchase price with the depositary promptly after the expiration date of our offer. The depositary will act as your agent and will transmit to you the payment for all shares accepted for payment. See
     Section 5.

Until when can I withdraw my previously tendered shares?

   o You can withdraw your previously tendered shares at any time prior to the expiration date of our offer.

   o In addition, after our offer expires, if we have not accepted for payment the shares you have tendered to us, you may withdraw your shares at any time after 12:00 midnight, New York City time, on February 13, 2002. See
     Section 4.

How do I withdraw my previously tendered shares?

   o To withdraw your previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to the depositary while you still have the right to withdraw. If you have tendered by giving instructions to a broker or a bank, you must instruct the broker or bank to arrange for withdrawal of your shares. See Section 4.

What are the United States federal tax consequences if I tender my shares to Maritrans?

   o Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. See
     Section 14. The cash you receive will be treated either as:

      o a sale or exchange eligible for capital gains treatment, or

      o a dividend subject to ordinary income tax rates.

   o The exchange of the shares you tender will be a taxable event in 2002 if you are an entity with a December 31 tax year end or an individual.

What is the market value of my shares as of a recent date?

   o On December 13, 2001, the most recent practicable trading day prior to the announcement of our offer, the closing per share sales price of our common stock on the New York Stock Exchange was $9.60.

   o We urge you to obtain a current market quotation for your shares before deciding whether to tender your shares. See Section 8.

Will I have to pay brokerage commissions or stock transfer taxes if I tender my shares to Maritrans?

   o If you are a registered stockholder and tender your shares directly to the depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares. See
     Section 5.

   o If you instruct the depositary in the letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

What does the board of directors of Maritrans think of the offer?

   o Our board of directors has approved our offer. However, none of Maritrans, our board of directors, the information agent or the dealer manager is making any recommendation to you as to whether you should tender your shares or as to what price or prices you should choose to tender your shares. We are not making a recommendation as to whether you should tender shares into our offer because we believe that you should make your own decision based on your views as to the value of Maritrans' shares and our prospects, as well as your liquidity needs, investment objectives and other individual considerations. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor.

   o One of our directors and two of our executive officers who are not directors have advised us that they may exercise options that are set to expire in 2002 and upon such exercise, tender these shares into our offer at the purchase price that is selected by us for shares properly tendered in our offer. Any tender by such persons will be made by choosing "Shares Tendered at a Price Determined Pursuant to Our Offer" in the letter of transmittal. Their tender of shares is not intended to be a reflection of their views of Maritrans or Maritrans' long-term prospects. See Sections 2 and 9.

How will Maritrans obtain the funds to make payment?

   o We will need a maximum of $25,000,000 to purchase 2,000,000 shares in our offer at $12.50 per share. We will fund this purchase and the related fees and expenses from available cash obtained in connection with the financing agreement entered into on November 20, 2001 with a syndicate of financial institutions led by Mellon Bank, N.A. See Section 10.

Whom can I talk to if I have questions about the offer?

   o Our information agent or dealer manager can help answer your questions. The information agent is D.F. King & Co., Inc. and the dealer manager is Merrill Lynch & Co. Their contact information appears on the back cover of this offer to purchase.

                               Table of Contents



                                                                            Page
                                                                            ----

Important Procedures ....................................................     6

Introduction ............................................................     7

The Offer ...............................................................     8

  1. Number of Shares; Proration ........................................     8

  2. Background and Purpose of Our Offer; Certain Effects of Our Offer ..    10

  3. Procedure for Tendering Shares .....................................    12

  4. Withdrawal Rights ..................................................    16

  5. Purchase of Shares and Payment of Purchase Price ...................    17

  6. Conditional Tender of Shares .......................................    18

  7. Conditions of Our Offer ............................................    18

  8. Price Range of Shares; Dividends ...................................    20

  9. Interests of Directors and Executive Officers; Transactions and
     Arrangements Concerning the Shares .................................    20

 10. Source and Amount of Funds .........................................    22

 11. Information About Us ...............................................    22

 12. Effects of Our Offer on the Market for Shares; Registration Under
     the Securities Exchange Act of 1934 ................................    24

 13. Legal Matters; Regulatory Approvals ................................    24

 14. Certain United States Federal Income Tax Consequences ..............    24

 15. Extension of Our Offer; Termination; Amendment .....................    26

 16. Fees and Expenses ..................................................    27

 17. Miscellaneous ......................................................    28

                                       5

                              IMPORTANT PROCEDURES

If you want to tender all or part of your shares, you must do one of the following before our offer expires:

   o if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you, or

   o if you hold certificates in your own name, complete and sign a letter of transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the letter of transmittal, to American Stock Transfer & Trust Company, the depositary for our offer, or

   o if you are an institution participating in The Depository Trust Company, which we call the "book-entry transfer facility" in this offer to purchase, tender your shares according to the procedure for book-entry transfer described in Section 3.

If you want to tender your shares but:

   o your certificates for the shares are not immediately available or cannot be delivered to the depositary by the expiration of our offer, or

   o you cannot comply with the procedure for book-entry transfer by the expiration date of our offer, or

   o your other required documents cannot be delivered to the depositary by the expiration date of our offer,

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

   To tender your shares you must follow the procedures described in this offer to purchase, the letter of transmittal and the other documents related to our offer, including choosing a price at which you wish to tender your shares.

   If you wish to maximize the chance that your shares will be purchased by us, you should check the box next to "Shares Tendered at a Price Determined Pursuant to Our Offer" in the section of the letter of transmittal called "Price at Which You Are Tendering." You should understand that this election could result in your shares being purchased at the minimum price of $11.00 per share.

   If you have questions or need assistance, you should contact D.F. King & Co., Inc., which is the information agent for our offer, or Merrill Lynch & Co., which is the dealer manager for our offer, at their addresses or telephone numbers on the back cover of this offer to purchase. You may request additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery from the information agent.

   We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender shares into our offer or as to the purchase price of any tender. We have not authorized any person to give any information or to make any representation on behalf of us in connection with our offer other than those contained in this offer to purchase or in the related letter of transmittal. If given or made, any recommendation, information or representation must not be relied upon as having been authorized by us, the dealer manager or the information agent.

To the holders of common stock of Maritrans Inc.:


                                  Introduction

   Maritrans Inc., a Delaware corporation, invites our stockholders to tender up to 2,000,000 shares of our common stock, par value $0.01 per share, for purchase by us at a price not in excess of $12.50 nor less than $11.00 per share net to the seller in cash, without interest, as specified by tendering stockholders, upon the terms and subject to the conditions set forth in this offer to purchase and the related letter of transmittal, which together constitute our "offer." The address and telephone number of our principal offices are Two Harbor Place, 302 Knights Run Avenue, Suite 1200, Tampa, Florida 33602; (813) 209-0600.

   Our offer is not conditioned upon any minimum number of shares being tendered. Our offer is, however, subject to certain other conditions. See
Section 7.

   We will determine a single price per share that we will pay for shares properly tendered, taking into account the number of shares tendered and the prices specified by tendering stockholders. All shares acquired in our offer will be acquired at the same price. We will select the lowest purchase price that will enable us to purchase 2,000,000 shares or, if a lesser number of shares are properly tendered and not properly withdrawn, all shares properly tendered. We reserve the right, in our sole discretion, to purchase more than 2,000,000 shares pursuant to our offer. See Section 1.

   Tenders pursuant to our offer may be withdrawn at any time prior to Friday, January 18, 2002, at 5:00 p.m., New York City time, the expiration date of our offer, and, if not yet accepted for payment, after February 13, 2002.

   Stockholders tendering shares will not be obligated to pay brokerage commissions, solicitation fees, or, upon the terms and subject to the conditions of our offer, stock transfer taxes on the purchase of shares. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares through the broker or bank. Any tendering stockholder or other payee required to complete a letter of transmittal who fails to complete fully and sign the box captioned "Substitute Form W-9" included in the letter of transmittal may be subject to a required Federal backup withholding tax of 30% of the gross proceeds paid to the stockholder or other payee pursuant to our offer. We will pay all charges and expenses of the depositary, the dealer manager and the information agent incurred in connection with our offer. See Section 16.

   As of December 13, 2001 we had 10,160,214 shares of common stock issued and outstanding. Our common stock is listed for trading on the New York Stock Exchange, or the NYSE, under the symbol "TUG." On December 13, 2001, the most recent practicable trading day on the NYSE prior to the announcement of our offer, the closing per share sales price of the common stock, as reported on the NYSE, was $9.60. You are urged to obtain current market quotations for the shares. See Section 8.

   Our board of directors has approved this offer. However, neither we, our board of directors, the information agent nor the dealer manager is making any recommendation to you as to whether you should tender your shares or as to what price or prices you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor. One of our directors and two of our executive officers who are not directors have advised us that they may exercise options that are set to expire in 2002 and upon such exercise, tender these shares into our offer at the purchase price that is selected by us for shares properly tendered in our offer. Any tender by such persons will be made by choosing "Shares Tendered at a Price Determined Pursuant to Our Offer" in the letter of transmittal. Their tender of shares is not intended to be a reflection of their views of Maritrans or Maritrans' long-term prospects. See Sections 2 and 9.

   This offer to purchase and the related letter of transmittal contain important information that should be read carefully before any decision is made with respect to our offer.

                                   The Offer


1. Number of Shares; Proration.

   On the terms and subject to the conditions of our offer, we will accept for payment and thereby purchase 2,000,000 shares of our common stock or such lesser number of shares as are properly tendered before the expiration date and not properly withdrawn in accordance with Section 4, at a price not in excess of $12.50 nor less than $11.00 per share net to the seller in cash, without interest.

   For purposes of our offer, the term "expiration date" means 5:00 p.m., New York City time, on January 18, 2002, unless and until we in our sole discretion extend the period of time during which our offer will remain open. If extended by us, the term "expiration date" will refer to the latest time and date at which our offer, as extended, will expire. See Section 15 for a description of our right to extend delay, terminate or amend our offer.

   We will select the lowest purchase price that will enable us to purchase 2,000,000 shares, or if a lesser number of shares are properly tendered and not properly withdrawn, all shares properly tendered.

   We reserve the right, in our sole discretion, to purchase more than 2,000,000 shares in our offer by amending the terms of our offer to reflect this change in the manner set forth in Section 15. In accordance with applicable regulations of the Securities and Exchange Commission, we may, and we reserve the right to, purchase pursuant to our offer an additional amount of shares not to exceed 2% of our outstanding shares without amending or extending our offer.

   In accordance with Instruction 5 of the letter of transmittal, stockholders desiring to tender shares must specify the price or prices, not greater than $12.50 per share nor less than $11.00 per share, at which they are willing to sell their shares. Prices may be specified in increments of $0.10. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price selected by us for shares properly tendered into our offer. This election could result in the tendering stockholder receiving a price per share as low as $11.00.

   As soon as practicable following the expiration date, we will select the purchase price for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price between $11.00 and $12.50 per share net to the seller in cash, without interest, that will enable us to purchase 2,000,000 shares, or such lesser number of shares as are properly tendered and not properly withdrawn. Such selected price is sometimes referred to in this offer to purchase as the "purchase price."

   Shares properly tendered at or below that purchase price and not properly withdrawn will be purchased at the selected purchase price upon the terms and subject to the conditions of our offer, including the proration and conditional tender provisions described below. If more than 2,000,000 shares are tendered at or below the purchase price we select, shares tendered at or below the purchase price will be subject to proration as set forth in "--Proration" below. See Section 5 for a more detailed description of our purchase of and payment for tendered shares.

   All shares we purchase will be purchased at the same price, even if you have specified a lower price. However, we will not purchase any shares tendered at a price above the purchase price we select using the procedures described above.

   All shares tendered and not purchased, including shares tendered at prices above the purchase price we select and shares not purchased because of proration or the conditional tender procedures, will be returned to you at our expense promptly following the expiration date.

   On the letter of transmittal you can designate (by certificate) in which order you wish your shares to be purchased if, as a result of the proration provisions or otherwise, some but not all of your tendered shares are purchased in our offer. In the event you do not designate the order and less than all shares are purchased due to proration, the order of shares purchased will be selected by the depositary. In addition, you can tender different portions of your shares at different prices by completing separate letters of transmittal for each price at which you tender shares.

   If, any time during the ten business days prior to the expiration date, we:

   o increase or decrease the price to be paid for shares, or

   o increase the number of shares being sought and such increase in the number of shares being sought exceeds 2% of the outstanding shares, or

   o decrease the number of shares being sought, or

   o materially change the fee to be paid to our dealer manager,

then our offer must remain open, or will be extended until, at least ten business days from, and including, the date that notice of such change is first published, sent or given in the manner specified in Section 15. For purposes of our offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

   In calculating the number of shares to be accepted for payment pursuant to the procedures described in this offer to purchase, we will add to the total number of shares tendered at the minimum price of $11.00 the shares tendered by stockholders who have indicated, in the appropriate box in the letter of transmittal, that they are willing to accept the price determined in our offer. Accordingly, shares tendered at or below the price determined in our offer will be treated the same (i.e., included in the number of shares to be purchased) as shares tendered at $11.00. However, as discussed above, shares properly tendered and accepted for payment will all be purchased at the same price, even if the purchase price we select is higher than the price at which the shares were tendered.

   Our offer is not conditioned on any minimum number of shares being tendered. Our offer, however, is subject to other conditions. See Section 7.

   Priority of Purchase. Upon the terms and subject to the conditions of our offer, if 2,000,000 or fewer shares are properly tendered at or below the purchase price and not properly withdrawn, we will purchase all shares properly tendered and not properly withdrawn.

   Upon the terms and subject to the conditions of our offer, if more than 2,000,000 shares are properly tendered at or below the purchase price and not properly withdrawn, subject to the conditional tender procedures described in
Section 6, we will purchase shares properly tendered and not properly withdrawn at prices equal to or below the purchase price, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares or to purchase all shares tendered by stockholders holding fewer than a certain number of shares, both as described below.

   As a result, all the shares that you tender in our offer may not be purchased, even if they are tendered at prices equal to or below the purchase price. This will occur if we receive more than 2,000,000 properly tendered shares at prices equal to or below the purchase price.

   As we noted above, we may elect to purchase more than 2,000,000 shares in our offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of shares.

   Proration. If proration of tendered shares is required, we will determine the final proration factor as promptly as practicable after the expiration date. Subject to the conditional tender procedures described in Section 6, proration for each stockholder tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder at or below the purchase price selected by us to the total number of shares tendered by all stockholders at or below the purchase price selected by us. This ratio will be applied to stockholders tendering shares to determine the number of shares that will be purchased from each tendering stockholder in our offer. Notwithstanding the above, pursuant to Rule 13e-4 of the Securities Exchange Act of 1934, we may, at out option, prior to prorating shares of common stock held by others, elect to accept all shares of common stock tendered by all stockholders who own, beneficially or of record, a number of shares that is less than a certain number selected by us, which number shall be less than one hundred and shall be determined at the time of the expiration of our offer (provided that such "odd-lot" stockholders have tendered all of their shares of common stock). We will choose a number of shares that, if all stockholders holding less than that number of shares tender their shares in our offer, would not reduce the number of stockholders to the point that our common stock would be delisted from the NYSE or subject to deregistration under the Securities Exchange Act of 1934.

   Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures as described in Section 3, and because of the conditional tender procedures described in Section 6, we do not expect that we will be able to announce the final proration percentage or commence payment for any shares purchased under our offer until seven to ten business days after the expiration date. The preliminary results of any proration will be announced by press release as soon as practicable after the expiration date. Stockholders may obtain preliminary proration information from the information agent or the dealer manager and may be able to obtain this information from their brokers.

   As described in Section 14, the number of shares that we will purchase from a stockholder may affect the United States federal income tax consequences to the stockholder and therefore may be relevant to a stockholder's decision whether to tender shares. The letter of transmittal affords each tendering stockholder the opportunity to designate (by certificate) the order of priority in which that stockholder wishes the shares it tenders to be purchased in the event of proration. In addition, stockholders may choose to submit a "conditional tender" under the procedures discussed in Section 6 in order to structure their tender for United States federal income tax reasons.

   We will mail this offer to purchase and the related letter of transmittal to record holders of shares as of December 7, 2001 and will furnish them to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2. Background and Purpose of Our Offer; Certain Effects of Our Offer.

   Background and Purpose. For several years, our board of directors has believed that our shares of common stock were undervalued in the public market. In light of that belief, our board of directors authorized three consecutive annual buyback programs of one million shares of common stock in each of February 1999, 2000 and 2001. Since February 1999 we have repurchased an aggregate of 2,398,700 shares under those programs. During that time we have also taken measures we expect will improve our long-term profitability, including a program of rebuilding our existing single hull barges with double hulls, selling smaller vessels, selling our land-based petroleum storage terminals, reducing our shoreside staff and relocating our corporate headquarters to Tampa, Florida.

   At a meeting on August 3, 2001, in light of the fact that, in the board of directors' view, our common stock continued to be undervalued and we were having limited success in making open market repurchases in desired quantities, the board of directors authorized our senior management to explore alternatives, including an issuer tender offer. The board of directors also authorized the engagement of Merrill Lynch & Co. to act as its sole financial advisor to among other things assist us in our repurchase program.

   In several meetings and informal conversations during the remainder of the summer of 2001, senior management, meeting with counsel and Merrill Lynch & Co., discussed the advantages to Maritrans of repurchasing shares of our common stock in an issuer tender offer. Senior management and our advisors discussed several alternatives, including the modified Dutch auction approach ultimately chosen, and the relative advantages and disadvantages of each alternative for us and our stockholders.

   Following the events of September 11, 2001, senior management decided to suspend any further discussions concerning an issuer tender offer in order to focus on open market repurchases to support the liquidity of our common stock. We purchased 100,000 shares of our common stock in the open market between September 17 and September 28.

   In October 2001, we prepaid the remaining $33 million of our 9.25 percent indenture. On October 25, 2001, we completed an internal restructuring of our subsidiaries to reflect our current operations and to better position Maritrans for long-term operating efficiencies. In early November the board of directors held their quarterly meeting and again reviewed opportunities for increasing stockholder value. The board of directors confirmed their authorization of senior management to explore an issuer tender offer.

   On October 15, 2001, we issued a press release announcing our results of operations for the quarter ending September 30, 2001. We reported net income for the quarter of $0.14 per share, compared to $0.24 per share in the same quarter last year. We also announced that we anticipated fourth quarter earnings to be approximately $0.30 per share prior to an extraordinary charge of $0.24 per share related to the prepayment of our 9.25 percent indenture. We indicated that while third-quarter earnings were below recent quarterly results, the long-term fundamentals were in place for year-over-year income growth, and we estimated earnings for 2002 between $1.25 and $1.70 per share. All estimates and announcements made in that press release were based on the number of shares outstanding at that time before giving effect to shares we may acquire in our offer.

   On November 20, 2001, we entered into a new five-year secured financing arrangement with a syndicate of financial institutions led by Mellon Bank, N.A. that consists of a $45 million term loan and a $40 million revolving credit facility. This new debt has floating interest rates, currently set at approximately 4.5 percent. This new financing arrangement will increase our flexibility to manage our debt balances in response to our level of expenditures and capital requirements.

   At a meeting held on December 13, 2001, the board of directors met to discuss the possibilities of an issuer tender offer. Merrill Lynch & Co. discussed the repurchase mechanisms, the advantages and disadvantages of each alternative and the proposed structure of our offer. Merrill Lynch did not deliver any report, appraisal or opinion to our board of directors in connection with or related to the offer. The board of directors discussed a potential issuer tender offer, and asked questions of Merrill Lynch & Co. as well as counsel. The members of the board of directors concluded that an issuer tender offer was appropriate at that time because it believed our shares continued to be undervalued in the public market and that investing in our shares represented an attractive use of our capital and an efficient way to provide liquidity and current value to our stockholders. The board of directors then approved an issuer tender offer to purchase a maximum of 2 million shares of our common stock, subject to our right to increase that number pursuant to applicable law, which would be structured as a modified Dutch auction at a price range of $11.00 to $12.50 per share. However, neither the board of directors nor Merrill Lynch made any recommendation as to whether stockholders should tender shares, or as to what price or prices they should tender their shares.

   Potential Benefits. We are making our offer because we believe:

   o our offer provides stockholders who are considering a sale of their shares with the opportunity to determine the price or prices (not greater than $12.50 per share and not less than $11.00 per share) at which they wish to sell their shares and, if those shares are purchased in our offer, to sell those shares for cash without the usual transaction costs associated with open market sales,

   o our offer provides participating stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to their shares, and

   o our offer could provide a capital structure that makes possible improved returns on equity for continuing stockholders,.

   Potential Risks and Disadvantages. Our offer also presents some potential risks and disadvantages to us and our continuing stockholders. Our offer will reduce our "public float," that is the number of shares owned by outside stockholders and available for trading in the securities markets. This may result in lower stock prices or reduced liquidity in the trading market for our shares in the future. See Section 12.

   After the offer, we expect to have sufficient cash flow and access to other sources of capital to fund our operations in the ordinary course of business.

   Our board of directors has approved our offer. However, neither we, our board of directors, the information agent nor the dealer manager is making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to what price or prices you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor. See Section 9.

   We may in the future purchase additional shares in the open market, private transactions, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of our offer. However, Rule 13e-4 under the Securities Exchange Act of 1934 generally prohibits us and our affiliates from purchasing any shares, other than through our offer, until at least ten business days after the expiration or termination of our offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of our offer, our business and financial position and general economic and market conditions.

   Shares acquired pursuant to our offer will be held in treasury, and will be available for us to issue or sell without further stockholder action except as required by applicable law or the rules of the New York Stock Exchange or any securities exchange on which the shares are then listed, for purposes including, without limitation, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plan or compensation programs for directors. We have no current plans for the issuance or sale of the shares purchased in our offer.

3. Procedure for Tendering Shares.

   Proper Tender of Shares. For shares to be properly tendered, either (1) or
(2) below must happen:

   (1) The depositary must receive all of the following before or on the expiration date at the depositary's address on the back cover of this offer to purchase:

   o one of (a) the certificates for the shares or (b) a confirmation of receipt of the shares into the depositary's account at the book-entry transfer facility as described below, and

   o one of (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an "agent's message" as described below in the case of book-entry transfer, and

   o any other documents required by the letter of transmittal.

   (2) You must comply with the guaranteed delivery procedure set forth below.

   In accordance with instruction 5 of the letter of transmittal, if you want to tender your shares you must properly complete the pricing section of the letter of transmittal, which is called "Price at Which You Are Tendering:"

   o If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in the section of the letter of transmittal next to "Shares Tendered at a Price Determined Pursuant to Our Offer." This means that you will accept the purchase price selected by us in accordance with the terms of our offer. Note that this election could result in your shares being purchased at the minimum price of $11.00 per share.

   o If you wish to indicate a specific price (in multiples of $0.10) at which your shares are being tendered, you must check one box in the section of the letter of transmittal next to "Shares Tendered at a Price Determined by You." You should understand that this election could mean that none of your shares will be purchased if you choose a price that is higher than the purchase price we eventually select in accordance with the terms of our offer.

   If you want to tender portions of your shares at different prices you must complete a separate letter of transmittal for each portion of your shares that you want to tender at a different price. However, the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares properly, one and only one price box must be checked in the "Price at Which You Are Tendering" section on each letter of transmittal.

   If you tender your shares directly to the depositary, you will not have to pay any brokerage commissions, solicitation fees, or upon the terms and subject to the conditions of our offer, stock transfer taxes on the purchase of shares. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares through the broker or bank.

   Endorsements and Signature Guarantees. Depending on how your shares are registered and to whom you want payments or deliveries made, you may need to have your certificates endorsed and the signatures on the letter of transmittal and endorsement guaranteed by an "eligible guarantor institution," as defined in

Rule 17Ad-15 under the Securities Exchange Act of 1934. No endorsement or signature guarantee is required if:

   o the letter of transmittal is signed by the registered holder of the shares tendered (which, for purposes of this Section 3, includes any participant in the book-entry transfer facility whose name appears on a security position listing as the owner of the shares) exactly as the name of the registered holder appears on the certificate(s) for the shares and payment and delivery are to be made directly to the holder, unless the holder has completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" in the letter of transmittal; or

   o shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is also an "eligible guarantor institution," as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, each of the foregoing referred to in this offer to purchase as an "eligible guarantor institution."

   See instruction 1 of the letter of transmittal.

   On the other hand, if a certificate for shares is registered in the name of a person other than the person executing a letter of transmittal or you are completing either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the letter of transmittal, then

   o your certificates must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificates, and

   o the signature on (1) the letter of transmittal and (2) on your certificates or stock power must be guaranteed by an eligible guarantor institution.

   Method of Delivery. Payment for shares tendered and accepted for payment under our offer will be made only after timely receipt by the depositary of all of the following:

   o one of (a) certificates for those shares or (b) a confirmation of receipt of the shares into the depositary's account at the book-entry transfer facility as described below,

   o one of (a) a properly completed and duly executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an agent's message as described below in the case of a book-entry transfer, and

   o any other documents required by the letter of transmittal.

   The method of delivery of all documents, including share certificates, the letter of transmittal and any other required documents, is at your election and risk. If you decide to make delivery by mail, we recommend you use registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to insure timely delivery.

   All deliveries in connection with our offer, including a letter of transmittal and certificates for shares, must be made to the depositary and not to us, the dealer manager, the information agent or the book-entry transfer facility. Any documents delivered to us, the dealer manager, the information agent or the book entry transfer facility will not be forwarded to the depositary and therefore will not be deemed to be properly tendered.

   Book-Entry Delivery. The depositary will establish an account with respect to the shares at the book-entry transfer facility for purposes of our offer within two business days after the date of this offer to purchase. Any institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the shares by causing that facility to transfer those shares into the depositary's account in accordance with that facility's procedure for the transfer. Even if delivery of shares is made through book-entry transfer into the depositary's account at the book-entry transfer facility, either (1) or (2) below must occur:

   (1) The depositary must receive all of the following before or on the expiration date at one of the depositary's addresses on the back cover of this offer to purchase:

   o one of (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an agent's message as described below in the case of a book-entry transfer, and

   o any other documents required by the letter of transmittal; or

   (2) The guaranteed delivery procedure described below must be followed.

Delivery of the letter of transmittal or any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

   The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgement from the participant in the book-entry transfer facility tendering the shares that the participant in the book-entry transfer facility tendering the shares has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against them.

   Guaranteed Delivery. If you want to tender your shares but your share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, you can still tender your shares, if all of the following conditions are satisfied:

   o the tender is made by or through an eligible guarantor institution;

   o the depositary receives by hand, mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this offer to purchase, specifying the price at which shares are being tendered, including (where required) signature guarantees by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery; and

   o all of the following are received by the depositary within three NYSE trading days after the date of receipt by the depositary of the notice of guaranteed delivery:

    o one of (a) the certificates for the shares or (b) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer we describe above,

    o one of (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an agent's message as described above in the case of a book-entry transfer, and

    o any other documents required by the letter of transmittal.

   Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to the number of shares to be accepted, the price to be paid and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares. Our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of our offer and any defect or irregularity in the tender of any particular shares or any particular stockholder. No tender of shares will be deemed to be properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. Neither we, the depositary, the information agent, the dealer manager nor any other person will be under any duty to give notice of any defects or irregularities in any tender, or incur any liability for failure to give any such notice.

   Your Representation and Warranty; Our Acceptance Constitutes an Agreement. A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of our offer, as well as your representation and warranty to us that:

   o you have a "net long position" in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 under the Securities Exchange Act of 1934, and

   o the tender of shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, acting alone or in concert with others, directly or indirectly, to tender shares for that person's own account unless, at the expiration date, the person so tendering:

   o has a "net long position" equal to or greater than the amount of shares tendered or in securities immediately convertible into, or exchangeable or exercisable for, the shares, and

   o will deliver or cause to be delivered the shares within the period specified in our offer, or

   o in the case of securities immediately convertible into, or exchangeable or exercisable for our shares, acquire shares by conversion, exchange or exercise of such securities, and, to the extent required by the terms of our offer, delivers or causes to be delivered our shares within the period specified by our offer.

   Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

   Our acceptance for payment of shares tendered under our offer will constitute a binding agreement between you and us upon the terms and conditions of our offer described in this and related offer to purchase.

   Return of Unpurchased Shares. If any tendered shares are not purchased or are properly withdrawn, or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of our offer or the proper withdrawal of the shares, as applicable. In the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility. In each case, shares will be returned or credited without expense to the stockholder.

   Lost or Destroyed Certificates. If your certificate for part or all of your shares has been lost, stolen, misplaced or destroyed, you should contact American Stock Transfer & Trust Company the transfer agent for our shares, at
(800) 937-5449 (toll free), for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by you to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact American Stock Transfer & Trust Company immediately in order to receive further instructions, to permit timely processing of this documentation and for a determination as to whether you will need to post a bond.

   Federal Income Tax Withholding. To prevent backup Federal income tax withholding equal to 30% of the gross payments payable pursuant to our offer, each stockholder who is not a foreign stockholder (as defined below) and who does not otherwise establish an exemption from backup withholding must notify the depositary of the stockholder's correct taxpayer identification number (employer identification number or social security number), or certify that the taxpayer is awaiting a taxpayer identification number, and provide certain other information by completing, under penalties of perjury, the Substitute Form W-9 included in the letter of transmittal. Foreign stockholders should generally complete and sign an appropriate Form W-8 in order to avoid backup withholding; however, if the foreign stockholder is neither an individual nor a corporation, in order to prevent backup federal income tax withholding, the foreign stockholder may also be required to provide an appropriate Form W-8 or a Form W-9 with respect to its partners, members, beneficiaries or owners and their beneficial owners. As more fully described below, in the case of a foreign stockholder, even if such stockholder has provided the required certification to avoid backup withholding, the depositary will withhold 30% of the gross payments made pursuant to the offer unless a reduced rate of withholding or an exemption from withholding is applicable.

   The depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a foreign stockholder unless the depositary and we determine that (a) a reduced rate of withholding is available pursuant to a tax treaty or (b) an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a "foreign stockholder" is any stockholder that is not:

   o a citizen or resident of the United States,

   o a corporation, partnership, or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof,

   o an estate, the income of which is subject to United States federal income taxation regardless of the source of the income, or

   o a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

   In order to obtain a reduced rate of withholding pursuant to a tax treaty, a foreign stockholder must deliver to the depositary before any payment a properly completed and executed IRS Form W-8BEN with respect to the foreign stockholder and, in the case of a foreign stockholder that is neither an individual nor a corporation, the foreign stockholder may be required to deliver both a Form W-8IMY and an appropriate Form W-8BEN or W-9 with respect to partners, members, beneficiaries or owners (and their beneficial owners) of the foreign stockholder. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the depositary before any payment a properly completed and executed IRS Form W-8ECI. The depositary and we will determine a stockholder's status as a foreign stockholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8IMY, IRS Form W-8BEN or IRS Form W-8ECI) unless facts and circumstances indicate that reliance is not warranted. A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in Section 14 or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding.

   For a discussion of certain United States federal income tax consequences generally applicable to tendering stockholders, see Section 14.

4. Withdrawal Rights.

   Shares tendered in our offer may be withdrawn at any time before the expiration date and, unless accepted for payment by us after the expiration date, may also be withdrawn any time after 12:00 midnight, New York City time, on February 13, 2002. Except as otherwise provided in this Section 4, tenders of shares pursuant to our offer are irrevocable.

   For a withdrawal to be effective, the depositary must receive (at its address set forth on the back cover of this offer to purchase) a notice of withdrawal in written or facsimile transmission form on a timely basis. The notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares tendered, the number of shares to be withdrawn and the name of the registered holder. If the certificates have been delivered or otherwise identified to the depositary, then, prior to the release of those certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing the shares and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution (except in the case of shares tendered by an eligible guarantor institution).

   If shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the procedures of the facility.

   We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination shall be final and binding on all parties. Neither we, the depositary, the information agent, the dealer manager nor any other person will be under any duty to give any notice of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notice. Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not tendered for purposes of our offer unless the withdrawn shares are properly retendered before the expiration date by following any of the procedures described in Section 3.

   If we extend our offer or if we are delayed in our purchase of shares or are unable to purchase shares under our offer for any reason, then, without prejudice to our rights under our offer, the depositary may, subject to applicable law, retain on our behalf all tendered shares, and those shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5. Purchase of Shares and Payment of Purchase Price.

   Upon the terms and subject to the conditions of our offer, we will:

   o determine the purchase price that we will pay for shares properly tendered and not properly withdrawn under our offer, taking into account the number of shares so tendered and the prices specified by tendering stockholders, and

   o accept for payment and pay for, and thereby purchase, shares validly tendered at or below the purchase price and not properly withdrawn.

   For purposes of our offer, we will be deemed to have accepted for payment, and therefore purchased, shares that are properly tendered at or below the purchase price and not properly withdrawn, subject to the conditional tender and proration provisions of our offer, only when, as and if we give oral or written notice to the depositary of our acceptance of shares for payment under our offer.

   Upon the terms and subject to the conditions of our offer, promptly after the expiration date, we will purchase and pay a single per share purchase price for shares accepted for payment under our offer. In all cases, payment for shares tendered and accepted for payment pursuant to our offer will be made only after timely receipt by the depositary of:

   o certificates for the shares or a confirmation of receipt of those shares into the depositary's account at the book-entry transfer facility,

   o a properly completed and executed letter of transmittal or manually executed facsimile thereof or an agent's message in the case of book-entry transfer, and

   o any other documents required by the letter of transmittal.

   We will pay for the shares purchased under our offer by depositing the aggregate purchase price for the shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

   In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date. However, we do not expect to be able to announce the final results of any such proration until approximately seven to ten business days after the expiration date.

   Under no circumstances will we pay interest on the purchase price, regardless of any delay in making payment. In addition, if specified events occur, we may not be obligated to purchase shares in our offer. See Section 7.

   We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased in our offer. If, however

   o payment of the purchase price is to be made to, or, in the circumstances permitted by our offer, if unpurchased shares are to be registered in the name of, any person other than the registered holder, or

   o if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal,

then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to that person will be deducted from the purchase price unless evidence satisfactory to us of the payment of taxes or exemption from payment of taxes is submitted. See Instruction 7 of the letter of transmittal.

   Any tendering stockholder or other payee who fails to complete fully, sign and return to the depositary the Substitute Form W-9 included with the letter of transmittal may be subject to required backup Federal income tax withholding of 30% of the gross proceeds paid to that stockholder or other payee pursuant to our offer. See Section 3. Also see Section 3 regarding Federal income tax consequences for foreign stockholders.

6. Conditional Tender of Shares.

   Under certain circumstances, we may prorate the number of shares purchased in our offer. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the Federal income tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. The conditional tender alternative is made available so that a stockholder may seek to structure our purchase of shares in our offer from the stockholder in a manner that the transaction would be treated as a sale of the shares by the stockholder, rather than the payment of a dividend to the stockholder, for Federal income tax purposes. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder's shares tendered pursuant to a letter of transmittal or notice of guaranteed delivery must be purchased if any shares tendered are purchased. We urge each stockholder to consult with his or her own tax advisor.

   If you wish to make a conditional tender you must indicate this in the box captioned "Conditional Tender" in the letter of transmittal or, if applicable, the notice of guaranteed delivery. In this box in the letter of transmittal or the notice of guaranteed delivery, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After our offer expires, if more than 2,000,000 shares are properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified by that stockholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

   After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would be below 2,000,000, then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 2,000,000 shares. In selecting these conditional tenders, we will select by random lot and will select only from stockholders who tendered all of their shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of shares to be purchased.

   All shares tendered by a stockholder subject to a conditional tender pursuant to the letter of transmittal or notice of guaranteed delivery regarded as withdrawn as a result of proration and not eventually purchased will be returned promptly after the expiration date without any expense to the stockholder.

7. Conditions of Our Offer.

   Notwithstanding any other provision of our offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend our offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) promulgated under the Securities Exchange Act of 1934, if at any time on or after December 17, 2001 and prior to the time of payment for any shares (whether any shares have theretofore been accepted for payment, purchased or paid for under our offer) any of the following events occur or are determined by us to have occurred, that, in our judgment in any such case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, makes it inadvisable to proceed with our offer or with acceptance for payment or payment for the shares in our offer:

   (1) there shall have been threatened, instituted or pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any court, authority, agency or tribunal, which:

      (a) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of our offer, the acquisition of shares under our offer, or is otherwise related in any manner to, or otherwise affects, our offer; or

      (b) could, in our sole judgment, materially affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impair our offer's contemplated benefits to us; or

   (2) there shall have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to our offer or us or any of our subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in our sole judgment, would or might directly or indirectly result in any of the consequences referred to in clause (a) or (b) of paragraph (1) above;

   (3) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

   (4) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

   (5) the commencement or escalation of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States;

   (6) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our sole judgment, might materially affect, the extension of credit by banks or other lending institutions in the United States;

   (7) a 15% decrease in the market price of our shares or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions or in the commercial paper markets in the United States or abroad that could have, in our sole judgment, a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of us and our subsidiaries, taken as a whole, or on the trading in the shares;

   (8) in the case of any of the foregoing existing at the time of the announcement of our offer, a material acceleration or worsening thereof;

   (9) any decline in the Dow Jones Industrial Average or the S&P 500 Composite Index by an amount in excess of 10% measured from the close of business on December 14, 2001;

   (10) any change or event occurs, is discovered, or is threatened to the business, condition (financial or otherwise), income, operations, or prospects of us and our subsidiaries, taken as a whole, or in ownership of our shares, which in our sole judgment is or may be material to us;

   (11) a tender or exchange offer with respect to some or all of our outstanding shares, other than our offer, or a merger or acquisition proposal for us, is proposed, announced or made by another person or is publicly disclosed, or we learn that any person or "group," within the meaning of
Section 13(d)(3) of the Securities Exchange Act of 1934, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, or any new group is formed that beneficially owns more than 5% of our outstanding shares;

   (12) any person or group files a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire us or any of our shares; or

   (13) we determine that the completion of our offer and the purchase of the shares may cause our common stock to be delisted from the New York Stock Exchange or to be subject to deregistration under the Securities Exchange Act of 1934.

   The conditions listed above are for our sole benefit and we may assert those conditions regardless of the circumstances (including our action or inaction) that give rise to the conditions and we may, in our sole discretion, waive any of the conditions listed above, in whole or in part, before the expiration date. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted by us at any time prior to the expiration of our offer. Any determination or judgment by Maritrans concerning the events described above will be final and binding on all parties.

8. Price Range of Shares; Dividends.

   Our shares are listed and principally traded on the New York Stock Exchange under the symbol "TUG." The high and low per share sales prices on the New York Stock Exchange for the periods indicated are listed below:

                                                                          High      Low
                                                                          ----      ---
        2000
        ----
         First Quarter                                                   $6.938   $5.063
         Second Quarter                                                  $6.250   $5.250
         Third Quarter                                                   $6.500   $5.000
         Fourth Quarter                                                  $8.375   $5.500

        2001
        ----
         First Quarter                                                   $ 9.10   $ 8.25
         Second Quarter                                                  $10.05   $ 8.30
         Third Quarter                                                   $ 9.70   $ 8.70
         Fourth Quarter (through 12/13/01)                               $ 9.90   $ 8.51


   On December 13, 2001, the most recent practicable trading day prior to the announcement of our offer, the closing price per share of our common stock on the New York Stock Exchange was $9.60. We urge stockholders to obtain current quotations of the market price of the shares.

   For the year ending December 31, 2001 and ended December 31, 2000, we paid the following cash dividends to stockholders:


Payments in 2001                                                       Per Share
----------------                                                       ---------
March 7, 2001                                                             $.10
June 6, 2001                                                              $.10
September 5, 2001                                                         $.10
December 5, 2001                                                          $.10
                                                                          ----
Total                                                                     $.40

Payments in 2000                                                       Per Share
----------------                                                       ---------
March 8, 2000                                                             $.10
June 7, 2000                                                              $.10
September 6, 2000                                                         $.10
December 6, 2000                                                          $.10
                                                                          ----
Total                                                                     $.40


   The dividend policy is determined at the discretion of our board of directors. While dividends have been made quarterly since December 1994, there can be no assurance that the dividend will continue.

9. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

   The following table sets forth certain information regarding the beneficial ownership of our common stock as of November 30, 2001 for each of our executive officers and directors and all of our directors and executive officers as a group. The business address of each director and executive officer is: Two Harbour Place, 302 Knights Run Avenue, Suite 1200, Tampa, Florida 33602.

                               Amount and Nature
                            of Beneficial Ownership


                                                   Number of Shares     Percentage of Shares
Name and Position                                 Beneficially Owned    Beneficially Owned
-----------------                                 ------------------    ------------------
Stephen A. Van Dyck, Chairman of the Board of
 Directors and Chief Executive Officer (1)              932,970                 8.80%
Dr. Robert E. Boni, Lead Director                        29,261                   *
Dr. Craig E. Dorman, Director                            19,538                   *
Robert J. Lichtenstein, Director                         27,655                   *
Brent A. Stienecker, Director                             7,904                   *
Janice M. Smallacombe, Senior Vice
 President and Secretary (2)                            932,970                 8.80%
John J. Burns, President, Operating Division,
 Maritrans Operating Company L.P.                        71,762                   *
Stephen M. Hackett, President, Chartering Division,
 Maritrans Operating Company L.P.                        66,262                   *
Walter T. Bromfield, Treasurer and Controller            59,932                   *
Philip J. Doherty, Vice President, Maritrans Inc.        18,263                   *


---------------
* less than 1%
(1) Includes 102,692 shares owned by and 61,356 shares issuable upon exercise of options by his spouse.
(2) Includes 393,403 shares owned by and 375,519 shares issuable upon exercise of options by her spouse.

   As of November 30, 2001, there were 10,160,214 shares of our common stock, par value $.01 per share, outstanding and 1,096,210 shares issuable upon exercise of all outstanding options. As of November 30, 2001, our directors and executive officers as a group (11 persons) beneficially owned 1,263,904 shares, including 957,790 shares issuable to those persons upon exercise of options exercisable within 60 days of that date.

   One of our directors and two of our executive officers who are not directors have advised us that they may exercise options that are set to expire in 2002 and upon such exercise, tender these shares in our offer at the purchase price that is selected by us for shares properly tendered in our offer. Any tender by such persons will be made by choosing "Shares Tendered at a Price
Determined Pursuant to Our Offer" in the letter of transmittal. Their tender of shares is not intended to be a reflection of their views of Maritrans or Maritrans' long-term prospects.

   Based upon our records and upon information provided to us by our directors, executive officers, associates and subsidiaries, neither we nor any of our associates or subsidiaries or persons controlling us nor, to the best of our knowledge, any of our directors or executive officers or any of our subsidiaries, nor any associates or subsidiaries of any of the foregoing, has effected any transactions in the shares on the date of this offer to purchase or during the 60 days prior to the date of this offer to purchase, except as described below.

   Arrangements With Others Concerning Our Securities. Except for outstanding options to purchase shares granted to certain employees (including executive officers) and except as otherwise described in this offer to purchase, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to our offer with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

   Other Plans or Proposals. Except as described in this offer to purchase, we currently have no plans or proposals that relate to or would result in:

   o an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

   o a purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets that would be material to us and our subsidiaries, taken as a whole;

   o any material change in our present dividend rate or policy, indebtedness or capitalization;

   o any change in our present board of directors or management;

   o any other material change in our corporate structure or business;

   o a class of our equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system of a registered national securities association;

   o a class of our equity securities becoming eligible for termination of registration under the Securities Exchange Act of 1934;

   o the suspension of our obligation to file reports under the Securities Exchange Act of 1934;

   o the acquisition by any person of additional securities of ours or the disposition of our securities; or

   o any changes in our charter, bylaws or other governing instruments or other matters that could impede acquisition or control of us, provided that we expect to adopt a new stockholder rights plan upon the expiration of our existing stockholder rights plan in August 2002.

   Although we do not currently have any plans, other than as described in this offer to purchase, that relate to or would result in any of the events discussed above, we continue to evaluate opportunities for increasing stockholder value we may undertake or plan actions that relate to or could result in one or more of these events.

10. Source and Amount of Funds.

   Required Funding. Assuming 2,000,000 or more shares are tendered into our offer, we will need a maximum of $25,000,000 to purchase 2,000,000 shares in our offer at $12.50 per share. We expect that our fees and expenses for our offer will be about $275,000. We will use funds obtained through our new five-year secured financing arrangement with a syndicate of financial institutions led by Mellon Bank, N.A. that consists of a $45 million term loan and a $40 million revolving credit facility. The new debt has floating interest rates, currently set at approximately 4.5 percent.

11. Information About Us.

   General. We are a Delaware corporation. We, together with our predecessor, Maritrans Partners L.P., have historically served the petroleum and petroleum product industry by using tugs, barges and oil tankers to provide marine transportation services primarily along the East and Gulf Coasts of the United States.

   Our address is: Two Harbour Place, 302 Knights Run Avenue, Suite 1200, Tampa, Florida 33602 (telephone number: (813) 209-0600).

   Information About Forward-Looking Statements. This offer to purchase contains a number of forward-looking statements, including, among others, statements dealing with the benefits that the offer may provide to our stockholders, the likelihood that we will purchase an additional 2% of our shares, the date on which we will announce the final proration factor or pay for tendered shares, our possession of sufficient capital to fund our operations, the repurchase of additional shares in the future, the fees and expenses we will incur in connection with the offer, the listing and tradability of our stock after the offer is completed and the continued treatment of our shares as margin securities. We caution readers that the important factors set forth below, as well as factors discussed in other documents filed by us with the Securities and Exchange Commission, among others, could cause our actual results to differ materially from statements contained in this offer to purchase.

   Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," "potential," "outlook" and similar terms and phrases, including references to assumptions, are intended to identify forward-looking statements.

   The forward-looking statements regarding these matters are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions, and expected future developments, as well as other factors it believes are appropriate under the circumstances.

   Important factors that could cause actual results to differ materially from those implicit in our forward-looking statements include, without limitation, the following:

   o the price at which we ultimately determine to purchase shares in the offer;

   o our future financial performance;

   o our future cash needs;

   o the number of shares tendered in the offer;

   o unanticipated cash requirements;

   o the number of stockholders who sell all of their shares in the offer;

   o changes in oil companies' operating and sourcing decisions;

   o the competition for marine transportation;

   o domestic oil consumption and the demand for petroleum products;

   o the continuation of Federal law restricting United States point-to-point maritime shipping to U.S. vessels (the Jones Act);

   o the level of utilization of our vessels and future spot market rates;

   o the impact of the early pay-down of our long-term debt on operating results; and

   o the general financial, economic, environmental and regulatory conditions affecting the oil and marine transportation industry in general.

   These and other factors are discussed in our Securities and Exchange Commission filings.

   The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning our offer or other matters addressed in this offer to purchase and attributable to us or any person acting on our behalf are qualified by these cautionary statements. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this offer to purchase or to reflect the occurrence of unanticipated events.

   Where You Can Find More Information. We are subject to the informational filing requirements of the Securities Exchange Act of 1934 and, in accordance with these requirements, are obligated to file reports and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their compensation, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the Securities and Exchange Commission. We have also filed an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to our offer.

   The reports, proxy statements and other information we file can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 2120, Washington D.C. 20549; and at its regional office located at Citicorp Center 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the public reference facilities by calling 1-800-SEC-0330. Copies of this material may also be obtained by mail, upon payment of the Securities and Exchange Commission's customary charges, from the Public Reference Section at Judiciary

Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. These reports, proxy statements and other information concerning us also can be inspected at the offices of the New York Stock Exchange. The reference to the URL of the Securities and Exchange Commission's web site is intended to be an inactive textual reference only.

12. Effects of Our Offer on the Market for Shares; Registration Under the Securities Exchange Act of 1934.

   Our purchase of shares in our offer will reduce the number of our shares that might otherwise trade publicly and may reduce the number of our stockholders. This may reduce the volume of trading in the shares and make it more difficult to buy or sell significant amounts of shares without affecting the market price, which could adversely affect continuing stockholders. Nonetheless, we anticipate that there will still be a sufficient number of shares outstanding and publicly traded following our offer to ensure a continued trading market in the shares. One of the conditions to our offer is that the purchase of shares will not result in our remaining shares being delisted from the New York Stock Exchange. Based on the published guidelines of the New York Stock Exchange, we do not believe that our purchase of shares pursuant to our offer will cause our remaining shares to be delisted.

   The shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares. We believe that, following the purchase of shares pursuant to our offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

   Our shares are registered under the Securities Exchange Act of 1934, which requires, among other things, that we furnish specific information to our stockholders and to the Securities and Exchange Commission and comply with the Securities and Exchange Commission's proxy rules in connection with meetings of our stockholders. One of the conditions to our offer is that our purchase of shares does not result in the shares becoming eligible for deregistration under the Securities Exchange Act of 1934. It is our intention and it is a condition to our offer that our purchase of shares in our offer not result in the shares becoming eligible for deregistration under the Securities Exchange Act of 1934.

13. Legal Matters; Regulatory Approvals.

   Except as described in this offer to purchase, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated by our offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by our offer.

   Our obligation to accept for payment and pay for shares under our offer is subject to various conditions. See Section 7.

14. Certain United States Federal Income Tax Consequences.

   The following discussion describes certain United States federal income tax consequences of participating in our offer, is for general information only, and does not purport to consider all aspects of federal income taxation that may be relevant to stockholders. The consequences to any particular stockholder may differ depending upon that stockholder's own circumstances and tax position. The discussion deals only with shares held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and does not address matters that may be relevant to stockholders in light of their particular circumstances or to certain stockholders subject to special treatment under the Code, such as financial institutions, insurance companies, stockholders liable for the alternative minimum tax, dealers in securities or currencies, traders who elect to apply a mark-to-market method of accounting, tax-exempt organizations, foreign persons (as determined in accordance with Section 3), directors, employees, former employees or other persons who acquired their shares as compensation, including upon the exercise of employee stock options, and persons who are holding shares as part of a straddle, conversion, constructive sale, hedge or hedging or other integrated transaction, who may be subject to special rules. The discussion does not consider the effect of any applicable state, local or foreign tax laws. In addition, this discussion is based upon tax laws in effect on the date of this offer to purchase, which are subject to change. Each stockholder is urged to consult his or her tax advisor as to the particular tax consequences to such stockholder of participating or not participating in our offer, including the applications of state, local and foreign tax laws and possible tax law changes.

   Characterization of the Sale. The sale of shares pursuant to our offer will be a taxable transaction for United States federal income tax purposes. The United States federal income tax consequences to a stockholder may vary depending on the stockholder's particular facts and circumstances. The sale of shares pursuant to our offer will be a taxable event in 2002 if you are an entity with a December 31 tax year end or an individual. Under the stock redemption rules of Section 302 of the Code, a sale by a stockholder to us pursuant to our offer will be treated as a "sale or exchange" of the shares (rather than as a distribution by us with respect to the shares held by the tendering stockholder) if the sale of shares: (a) results in a "complete redemption" of the stockholder's stock in us, (b) is "substantially disproportionate" with respect to the stockholder or (c) is "not essentially equivalent to a dividend" with respect to the stockholder (each as described below).

   Treatment as a Sale or Exchange. If any of the three above tests is satisfied with respect to a stockholder, and the sale is therefore treated as a "sale or exchange" of the shares for United States federal income tax purposes, the tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to our offer and the stockholder's tax basis in the shares sold pursuant to our offer. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if such shares have been held for more than one year. Some individuals are subject to taxation at a reduced rate on their net capital gains.

   Treatment as a Dividend. If none of the three above tests is satisfied with respect to a stockholder, the stockholder will be treated as having received a distribution, taxable as a dividend to the extent of the stockholder's share of our available "earnings and profits," taxable at ordinary income rates, in an amount equal to the amount of cash received by the stockholder pursuant to our offer (without reduction for the tax basis of the shares sold pursuant to our offer), no gain or loss will be recognized, and the tendering stockholder's basis in the shares sold pursuant to our offer will be added to the stockholder's basis in his remaining shares. Any cash received in excess of earnings and profits will be treated, first, as a non-taxable return of capital to the extent of the stockholder's basis in all of his shares, and, thereafter, as a capital gain to the extent it exceeds the stockholder's basis. We anticipate, but there can be no assurance, that the available earnings and profits will be such that all amounts treated as a distribution will be taxed as a dividend.

   Application of Section 302 Tests. In determining whether any of the tests under Section 302 of the Code is satisfied, a stockholder must take into account both shares actually owned by such stockholder and any shares considered as owned by such stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code. Under these rules, a stockholder generally will be considered to own shares which the stockholder has the right to acquire by the exercise of an option (which may include an unvested option) or warrant and shares owned (and, in some cases, constructively owned) by some members of the stockholder's family and by some entities (such as corporations, partnerships, trusts and estates) in which the stockholder, a member of the stockholder's family or a related entity has an interest. Each stockholder should also be aware that, in the event our offer is over-subscribed, resulting in a proration, less than all the shares tendered by a stockholder will be purchased by us in our offer. Thus, proration may affect whether a sale by a stockholder pursuant to our offer will satisfy any of the Section 302 tests.

   Complete Redemption. A sale of shares pursuant to our offer will result in a "complete redemption" of a stockholder's interest in us if, pursuant to our offer, either (i) we purchase all of the shares actually and constructively owned by the stockholder pursuant to our offer or (ii) all shares actually owned by the stockholder are sold pursuant to our offer and, with respect to constructively owned shares, the stockholder is eligible to waive (and effectively waives) constructive ownership of all such shares under procedures described in Section 302(c) of the Code. Stockholders in this position should consult their tax advisors as to the availability of this waiver.

   Substantially Disproportionate. The sale of shares pursuant to our offer will be "substantially disproportionate" with respect to a stockholder if, immediately after the sale pursuant to our offer (treating as not outstanding all shares purchased pursuant to our offer), the stockholder's actual and constructive percentage ownership of voting shares is less than 80% of the stockholder's actual and constructive percentage ownership of voting shares immediately before the purchase of shares pursuant to our offer (treating as outstanding all shares purchased pursuant to our offer) and the stockholder owns less than 50 percent of the total combined voting power of all classes of stock immediately after the sale.

   Not Essentially Equivalent to a Dividend. In order for the sale of shares by a stockholder pursuant to our offer to qualify as "not essentially equivalent to a dividend" the stockholder must experience a "meaningful reduction" in his proportionate interest in us as a result of the sale, taking into account the constructive ownership rules. Whether the sale by a stockholder pursuant to our offer will result in a "meaningful" reduction of the stockholder's proportionate interest will depend on the stockholder's particular facts and circumstances. The Internal Revenue Service has held in a published ruling that, under the particular facts of that ruling, a "meaningful reduction" occurred where there was a 3.3% reduction in the proportionate interest of a small minority stockholder who owned substantially less than 1% in a public company and who did not exercise any control over corporate affairs.

   We cannot predict whether or to what extent our offer will be oversubscribed. As discussed above, if our offer is oversubscribed, proration of the tenders pursuant to our offer will cause us to accept fewer shares than are tendered. Accordingly, there can be no assurance that a sufficient number of a particular stockholders' shares will be exchanged pursuant to our offer in order for the stockholder to meet the "substantially disproportionate" test or the "not essentially equivalent to a dividend" test, nor can there be any assurance that a sufficient number of a particular stockholders' shares will be exchanged pursuant to our offer in order for the stockholder to meet the "complete termination" test. Additionally, stockholders who tender all of the shares actually owned by them in our offer, but who are subject to the constructive ownership rules, or who acquire additional shares contemporaneously with our offer, should consider the effect of these rules or these acquisitions in determining whether they will meet the Section 302 tests. Each stockholder should take all these factors into consideration in considering the applicability of the "substantially disproportionate" test or the "not essentially equivalent to a dividend" test to their own particular circumstances. Each stockholder is urged to consult his or her own tax advisor as to the application of the section 302 tests to his or her particular circumstances.

   Special Rules for Corporate Stockholders. Any income that is treated as a dividend pursuant to the rules described above will be eligible for the 70% dividends received deduction generally allowable to corporate stockholders under Section 243 of the Code, subject to applicable limitations, including those relating to "debt-financed portfolio stock" under Section 246A of the Code and to the holding period requirement of Section 246 of the Code. Also, since not all stockholders will be selling the same proportionate interest in their shares in our offer, any amount treated as a dividend to a corporate stockholder may be treated as an "extraordinary dividend" subject to the provisions of Section 1059 of the Code, including some exceptions. Under
Section 1059, a corporate stockholder must reduce the tax basis in all of the stockholder's shares (but not below zero) by the "nontaxed portion" of any "extraordinary dividend" and, if that portion exceeds the stockholder's tax basis for the shares, must recognize as gain any such excess.

   For a discussion of certain withholding tax consequences to tendering stockholders, see Section 3.

   The federal income tax discussion set forth above is included for general information only. Each stockholder is urged to consult his or her own tax advisor to determine the particular tax consequences to him or her (including the applicability and effect of the constructive ownership rules and foreign, state and local tax laws and possible tax law changes) of the tender of shares pursuant to our offer.

15. Extension of Our Offer; Termination; Amendment.

   We reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 occur or are deemed by us to have occurred, to extend the period of time during which our offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of the extension. We also reserve the right, in our sole discretion, to terminate our offer and not accept for payment or pay for any shares not already accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay acceptance for payment and to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

   Subject to compliance with applicable law, we also reserve the right, in our sole discretion, and regardless of whether any of the events set forth in
Section 7 occur or are deemed by us to have occurred, to amend our offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in our offer to holders of shares or by decreasing or increasing the number of shares being sought in our offer. Amendments to our offer may be made at any time and from time to time by public announcement.
The announcement, in the case of an extension, shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date.

   Any public announcement made under our offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of that change. Without limiting the manner in which we may choose to make any public announcement, except as provided by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to Businesswire or another comparable news service.

   If we materially change the terms of our offer or the information concerning our offer, we will extend our offer to the extent required by Rule 13e-4 promulgated under the Securities Exchange Act of 1934. This rule and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we undertake any of the following actions:

   o increase or decrease the range of prices to be paid for the shares,

   o increase the number of shares being sought in our offer, and such increase in the number of shares being sought exceeds 2% of our outstanding shares,

   o decrease the number of shares being sought in our offer, or

   o materially change the fee to be paid to our dealer manager and our offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, then our offer will be extended until the expiration of a period of ten business days.

16. Fees and Expenses.

   We have retained Merrill Lynch & Co. to act as our financial advisor and as the dealer manager in connection with our offer. In its role as dealer manager, Merrill Lynch & Co. may contact brokers, dealers and similar entities and may provide information regarding our offer to those that they contact or persons that contact them. In addition, Merrill Lynch & Co. has given us financial advice with respect to our offer and will receive compensation in connection with our offer. We have entered into an agreement with Merrill Lynch & Co. that provides for a fee of $350,000 as compensation for various financial services, including acting as financial advisor and dealer manager in connection with this offer. We have also agreed to reimburse Merrill Lynch & Co. for reasonable out-of-pocket expenses incurred in connection with our offer, including reasonable fees and expenses of counsel, and to indemnify Merrill Lynch & Co. against various liabilities in connection with our offer, including liabilities under the Federal securities laws.

Merrill Lynch & Co. has provided investment banking services to us, as described above. Merrill Lynch & Co. may continue to provide various investment banking and other services to us in the future, for which it would receive customary compensation from us.

   We have retained D.F. King & Co., Inc. to act as information agent and American Stock Transfer & Trust Company to act as depositary in connection with our offer. The information agent may contact holders of shares by mail, telephone, telegraph and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to our offer to beneficial owners. The information agent and the depositary will each receive reasonable and customary compensation for their services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with our offer, including liabilities under the Federal securities laws.

   We will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any shares under our offer, other than as described above. We will, however, on request, reimburse brokers, dealers, commercial banks, trust companies and other persons for customary handling and mailing expenses incurred in forwarding our offer and related materials to the beneficial owners for which they act as nominees. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or as an agent of our dealer manager, information agent or depositary for purposes of our offer. We will pay, or cause to be paid, any stock transfer taxes on our purchase of shares, except as otherwise provided in
Section 5 hereof and in Instruction 7 of the letter of transmittal.

17. Miscellaneous.

   We are not aware of any jurisdiction where the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of our offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after good faith effort, we cannot comply with the applicable law, we will not make our offer to, nor will we accept tenders from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction where the securities or "blue sky" laws require our offer to be made by a licensed broker or dealer, our offer shall be deemed to be made on our behalf by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

   In accordance with Rule 13e-4 under the Securities Exchange Act of 1934, we have filed with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO that contains additional information with respect to our offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 11 with respect to information concerning us.

   We have not authorized any person to make any recommendation on our behalf regarding whether you should tender or refrain from tendering your shares in our offer or as to the purchase price of any tender. We have not authorized any person to provide any information or make any representation in connection with our offer, other than those contained in this offer to purchase or in the letter of transmittal. You must not rely upon any recommendation, information or representation that is given or made to you as having been authorized by Maritrans or the dealer manager.

                                            Maritrans Inc.
                                            December 17, 2001

   Manually signed facsimile copies of the letter of transmittal will be accepted. The letter of transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or the stockholder's broker, dealer, commercial bank, trust company or nominee to the depositary at one of its addresses set forth above.

                        The Depositary for Our Offer is:
                    American Stock Transfer & Trust Company

                                   BY OVERNIGHT DELIVERY OR
         BY HAND DELIVERY:             EXPRESS MAIL:                BY FIRST CLASS MAIL:
     American Stock Transfer &     American Stock Transfer &      American Stock Transfer &
           Trust Company               Trust Company                   Trust Company
           59 Maiden Lane              59 Maiden Lane                  59 Maiden Lane
         New York, NY 10038           New York, NY 10038             New York, NY 10038


                        Facsimile Number: (718) 234-5001


   Any questions or requests for assistance may be directed to the information agent or the dealer manager at their telephone numbers or addresses set forth below. Requests for additional copies of this document, the letter of transmittal or the notice of guaranteed delivery may be directed to the information agent at the telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning our offer. To confirm delivery of shares, stockholders are directed to contact the depositary.


                    The Information Agent for Our Offer is:
                             D.F. King & Co., Inc.
                                77 Water Street
                               New York, NY 10005

                    Banks and Brokerage Firms Call Collect:
                                 (212) 269-5590
                           All Others Call Toll Free:
                                  800-659-6590


                      The Dealer Manager for Our Offer is:

                              Merrill Lynch & Co.
                            1400 Merrill Lynch Drive
                                   MSC 0401N
                           Pennington, NJ 08534-4125
                         (609) 274-3066 (call collect)